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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                          PRICE HOLDINGS CORPORATION

                               ----------------

              (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

                               ----------------

                                     FIRST

  The name of the corporation is Price Holdings Corporation (the
"Corporation").

                                    SECOND

  The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the "Business Corporation Law"); provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                                     THIRD

  The office of the Corporation in the State of New York shall be located in the City of New York and County of New York.

                                    FOURTH

                                      A.

  The total number of shares of capital stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) shares, of which Sixty Million (60,000,000) shares shall be common stock, $.01 par value per share (the "Common Stock"), and Twenty Million (20,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

                                      B.

  The following is a statement of the powers, preferences and rights and the qualifications, restrictions and limitations of the Common Stock of the
Corporation:

    (1) Dividends. Subject to the preferences and other rights of the Preferred Stock as fixed in this Certificate of Incorporation or in any certificate of amendment providing for the issuance of such Preferred Stock pursuant to Paragraph C of this Article FOURTH, the holders of record of Common Stock shall be entitled to receive such dividends ratably as may from time to time be declared by the Board of Directors out of funds legally available therefor.

    (2) Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, after payment to the holders of Preferred Stock of the amounts to

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  which they are entitled under this Certificate of Incorporation or in any certificate of amendment providing for the issuance of such Preferred Stock pursuant to paragraph C of this Article FOURTH, the net assets of the Corporation available to shareholders shall be distributed ratably to the holders of Common Stock.

    (3) Voting Rights. The holders of shares of Common Stock shall be entitled to one vote in respect of each share held.

    (4) Other Rights. The Common Stock shall not bear conversion or preemptive rights and shall not be redeemable.

                                      C.

  The Corporation may issue Preferred Stock from time to time in one or more series as may be established by the adoption of a resolution or resolutions relating thereto by the Board of Directors and authorized by the Corporation's shareholders and set forth in a certificate of amendment prepared and delivered in accordance with Section 805 of the Business Corporation Law, with each series having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof or thereon, as shall be stated and expressed therein.

                                      D.

            SENIOR PAYMENT-IN-KIND INCREASING RATE PREFERRED STOCK

  Pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors has authorized a separate series of the Corporation's Preferred Stock, par value $.01 per share, and has stated the designation and number of shares, and has fixed the relative rights, preferences, privileges, powers and restrictions thereof as follows:

    (a) Designation and Amount. The designation of this series is "Senior Payment-In-Kind Increasing Rate Preferred Stock." The number of shares constituting such series shall be 4,130,000 and are referred to herein as the "Senior Preferred Stock." 1,009,000 shares of Senior Preferred Stock shall be initially issued with an additional 3,121,000 shares reserved for issuance in accordance with paragraph (c) (i) hereof or otherwise. The liquidation preference of the Senior Preferred Stock shall be $25.00 per share.

    (b) The Senior Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock and Preferred Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created (collectively referred to as "Junior Stock"). The Corporation may not issue any class or series of Capital Stock that ranks (x) on a parity with the Senior Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock") that was not approved by the Holders in accordance with paragraph (f) (ii) (A) of this Article Fourth, Section D (to the extent such approval is required) or (y) senior to the Senior Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock") that was not approved by the Holders in accordance with paragraph (f) (ii) (B) of this Article Fourth, Section D.

    (c) Dividends.

      (i) Beginning on the Issue Date, the Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of Funds legally available therefor, dividends (the "Regular Dividends") on each share of Senior Preferred Stock, at an initial rate per annum equal to 15% of the liquidation preference per share of the Senior Preferred Stock, payable quarterly; provided that after January 15, 1998, the annual dividend rate will increase over and above the stated interest rate at a rate of 0.50% per annum on each Regular Dividend Payment

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    Date, subject to a maximum rate of 20% per annum; and provided, further, that the Regular Dividend rate per annum is subject to additional increase as provided for in clause (v) below. All Regular Dividends shall be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the Senior Preferred Stock and shall be payable quarterly in arrears on each Regular Dividend Payment Date, commencing on the first Regular Dividend Payment Date after the Issue Date. Regular Dividends (including Additional Dividends, if any) may be paid, at the Corporation's option, either in cash or by the issuance of additional shares of Senior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such Regular Dividends (but not less than $1.00). In the event that Regular Dividends are declared and paid through the issuance of additional shares of Senior Preferred Stock as provided in the previous sentence, such Regular Dividends shall be deemed paid in full and shall not accumulate. Each Regular Dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Regular Dividend Record Date immediately preceding the related Regular Dividend Payment Date.

      (ii) All Regular Dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (c) (i) of this Article Fourth, Section D shall be paid pro rata to the Holders entitled thereto.

      (iii) So long as any share of the Senior Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock or Parity Stock whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Stock or Parity Stock or any such warrants, rights, calls or options: (a) unless full cumulative dividends determined in accordance herewith on the Senior Preferred Stock have been paid (or are deemed paid) in full and (b) except as provided in Section k (ii) of this Article Fourth, Section D.

      (iv) Regular Dividends payable on the Senior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. The amount of Additional Dividends will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days (not to exceed 90) such rate was applicable during any Dividend Period and the denominator of which is 360.

      (v) Additional Dividends shall become due and payable with respect to the Senior Preferred Stock as set forth in the Registration Rights Agreement.

    (d) Liquidation Preference.

      (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, (x) an amount in cash equal to accumulated and unpaid Regular Dividends and Additional Dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated Regular Dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding
    up) before any distribution is made on Junior Stock. Except as provided in the preceding sentence, Holders of Senior Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Senior Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

      (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or

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    assets of the Corporation nor the consolidation or merger of the
    Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

    (e) Redemption.

      (i) Optional Redemption. The Senior Preferred Stock will be redeemable, at the Corporation's option, (A) at any time in whole or in part from time to time, on or prior to the 90th day after the Issue Date, or (B) at any time NatWest is the Holder of all of the Senior Preferred Stock, in each case, at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including but not limited to an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the redemption date). Subject to clause (B) above, after the 90th day after the Issue Date and prior to June 25, 2002, the Senior Preferred Stock is not redeemable. On or after June 25, 2002, the Senior Preferred Stock will be redeemable, at the Corporation's option, in whole at any time or in part from time to time, at 107.5% of the liquidation preference plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including but not limited to an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the Redemption Date).

      (ii) Mandatory Redemption. The Senior Preferred Stock will be subject to mandatory redemption, subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor, in the manner provided in paragraph (e) (iii) of this Article Fourth, Section D, in whole on July 15, 2004 at a redemption price equal to the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption.

      (iii) Procedures for Redemption. (A) At least ten (10) days and not more than thirty (30) days prior to the date fixed for any redemption of the Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

        (1) whether the redemption is pursuant to paragraph (e)(i) or
      (e)(ii) of this Article Fourth, Section D;

        (2) the redemption price;

        (3) whether all or less than all the outstanding shares of the Senior Preferred Stock are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed;

        (4) the date fixed for redemption;

        (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and

        (6) that dividends on the shares of the Senior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

      (B) Each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall

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    be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii) (A) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the redemption price.

    (f) Voting Rights.

      (i) The Holders of Senior Preferred Stock except as otherwise required under New York law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the corporation.

      (ii) (A) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting provided, however, that no such vote or consent shall be necessary in connection with (i) issuance of additional shares of Senior Preferred Stock pursuant to the provisions of paragraph (c) of this Certificate of Amendment, or (ii) the authorization and issuance of that number of shares of Exchange Preferred Stock and/or the Private Exchange Preferred Stock not in excess of 4,130,000 shares less the sum of (x) that number of shares of Senior Preferred Stock not exchanged in the Exchange Offer and/or Private Exchange Offer and (y) that number of shares of Senior Preferred Stock payable as dividends on such other shares of Senior Preferred Stock referred to in clause (x), assuming accumulation, to the extent applicable, of the maximum number of Additional Dividends payable.

      (B) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

      (C) So long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Amendment so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Senior Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of (x) Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, if a corresponding amendment is to be made to the certificate of designation governing the Exchange Preferred Stock and Private Exchange Preferred Stock which amendment, together with such amendment to this Certificate of Amendment, affects the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock identically in all material respects (a "Corresponding Amendment") or (y) Senior Preferred Stock, voting or consenting, as the case may

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    be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, if such amendment is not a Corresponding Amendment.

      (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (A) the resulting, surviving or transferee Person (the "Successor Corporation") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Corporation (if not the Corporation) shall expressly assume, all the obligations of the Corporation under the Senior Preferred Stock; (B) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Corporation or any Subsidiary of the Successor Corporation as a result of such transaction as having been incurred by the Successor Corporation or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (C) immediately after giving effect to such transaction, the Successor Corporation would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (k)(i) of this Article Fourth, Section D; and (D) immediately after giving effect to such transaction, the Consolidated Net Worth of the Successor Corporation is not less than that of the Corporation immediately prior to the transaction.

      Notwithstanding the foregoing clauses (B) and (C), any Restricted Subsidiary of the Corporation may consolidate with, merge into or transfer all or part of its properties and assets to the Corporation.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

      (iv) (A) During any period in which the dividend rate on the Senior Preferred Stock is greater than or equal to a rate per annum of 20% of the liquidation preference per share, the number of directors constituting the board of directors of the Corporation will be adjusted to permit the holders of a majority of the then outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, voting together as a class, to elect two directors to the board of directors of the Corporation. Such voting rights will continue until such time as all shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock have been redeemed pursuant to paragraph (e), at which time (1) the special right of the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock shall each terminate and the directors elected by the holders of Common Stock or Capital Stock (other than the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock pursuant to paragraph (f) (iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock then outstanding addressed to the secretary of the Corporation, shall call a special meeting of the Holders of the Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock, for the purpose of electing directors

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    which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Senior Preferred Stock, Exchange Preferred Stock or Private Exchange Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

      (B) At any meeting held for the purpose of electing directors at which the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock entitled to vote thereat shall be required to constitute a quorum of such Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock.

      (C) Any vacancy occurring in the office of a director elected by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock may be filled by the remaining director elected by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock unless and until such vacancy shall be filled by the Holders of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock.

      (v) In any case in which the Holders of Senior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to New York law, each Holder of Senior Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Senior Preferred Stock held.

    (g) Change of Control.

      (i) Within 20 days of the occurrence of a Change of Control, the Corporation shall make an offer to purchase (the "Change of Control Offer") the outstanding Senior Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid Regular Dividends (including Additional Dividends, if any) thereon (including an amount in cash equal to a prorated Regular Dividend for the period from the immediately preceding Regular Dividend Payment Date to the Change of Control Payment Date) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this paragraph
    (g).

      (ii) Within 20 days of the occurrence of a Change of Control, the Corporation also shall (i) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of Senior Preferred Stock, at the address appearing on the stock books of the Corporation, a notice stating:

        (1) that the Change of Control Offer is being made pursuant to this paragraph (g) and that all Senior Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

        (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 Business Days from the date such notice is mailed (the "Change of Control Payment Date"));

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        (3) that any Senior Preferred Stock not tendered will continue to accumulate dividends;

        (4) that, unless the Corporation defaults in the payment of the Change of Control Purchase Price, any Senior Preferred Stock accepted for payment pursuant to the Change of Control offer shall cease to accumulate dividends after the Change of Control Payment Date;

        (5) that holders accepting the offer to have their Senior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing Senior Preferred Stock to the Corporation at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

        (6) that holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Senior Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Preferred Stock purchased;

        (7) that holders whose Senior Preferred Stock is being purchased only in part will be issued new certificates representing the number of shares of Senior Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

        (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

      (iii) In the event that a Change of Control occurs and the holders of Senior Preferred Stock exercise their right to require the Corporation to purchase Senior Preferred Stock, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

      (iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Senior Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) promptly mail to the Holders of shares so accepted the Change of Control Purchase Price therefor and (C) cancel and retire each surrendered Certificate and execute a new Senior Preferred Stock certificate equal to any unpurchased shares represented by a certificate surrendered. Unless the Corporation defaults in the payment for the shares of Senior Preferred Stock tendered pursuant to the Change of Control Offer, dividends shall cease to accrue with respect to the shares of Senior Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

      (v) Prior to the mailing of the notice referred to in paragraph (g)
    (ii) of this Article Fourth, Section D, but in any event within 20 days following the date on which a Change of Control occurs, the Corporation covenants that, if the purchase of the Senior Preferred Stock would violate or constitute a default or be prohibited under any instrument governing Indebtedness outstanding at the time, then the Corporation will, to the extent needed to permit such purchase of Senior Preferred Stock, either (i) repay in full all Indebtedness under any such instrument, or (ii) obtain the requisite consents under any such instrument to permit the redemption of the Senior Preferred Stock as provided above. The Corporation will first comply with the covenant in the preceding sentence before it will be required to redeem Senior Preferred Stock pursuant to the provisions described above.

    (h) Conversion or Exchange. The Holders of shares of Senior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than the Exchange Preferred Stock and the Private Exchange Preferred Stock as provided in the Registration Rights Agreement.

    (i) Reissuance of Senior Preferred Stock. Shares of Senior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of New York) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

    (j) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

    (k) Certain Additional Provisions.

      (i) Limitation on Indebtedness. The Corporation will not, and will not permit any Restricted Subsidiary of the Corporation to, directly or indirectly, incur any Indebtedness provided that the Corporation may incur Indebtedness if on the date thereof there exists no Default or Event of Default immediately prior and subsequent thereto and the Corporation's Annualized Operating Cash Flow Ratio, after giving effect to the Incurrence of such Indebtedness, would be no greater than 11.0 to 1.0.

      Notwithstanding the foregoing paragraph, the Corporation may Incur the following Indebtedness:

        (A) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or Purchase Money Indebtedness, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Permitted Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (A) shall not exceed $15 million at any time outstanding;

        (B) Indebtedness of the Corporation owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Corporation or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Corporation or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

        (C) Indebtedness represented by Existing Indebtedness and any Refinancing Indebtedness;

        (D) (a) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Corporation (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Corporation); provided, however, that at the time such Restricted Subsidiary is acquired by the Corporation, the Corporation would have been able to incur $1.00 of additional Indebtedness pursuant to this paragraph
      (k)(i) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (D) and (b) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (D);

        (E) Indebtedness (a) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Corporation or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (b) in respect of performance bonds or similar obligations of the Corporation or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and (c) arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

        (F) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Corporation or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Corporation) and correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of the Corporation or its Restricted Subsidiaries Incurred without violation of the terms of the Senior Preferred Stock or to business transactions of the Corporation or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

        (G) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credits, surety bonds or performance bonds securing any obligations of the Corporation or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiary of the Corporation (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Corporation for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Corporation or any of its Restricted Subsidiaries in connection with such disposition;

        (H) Indebtedness consisting of Guarantees by a Restricted
      Subsidiary of senior Indebtedness incurred by the Corporation (so long as such Restricted Subsidiary could have incurred such Indebtedness directly); and

        (I) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business in an amount not to exceed $500,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence.

      In addition, the Corporation will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt.

      (ii) Limitation on Restricted Payments. The Corporation shall not, and shall nor permit any of its Restricted Subsidiaries, directly or indirectly, to (A) declare or pay any dividend or make any distribution on or in respect of its Junior Stock (including any payment in connection with any merger or consolidation involving the Corporation or any of its Restricted Subsidiaries) except (1) dividends or distributions payable in its Junior Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Junior Stock, and (2) dividends or distributions payable to the Corporation or a Wholly-Owned Subsidiary of the Corporation and (3) dividends on Senior Preferred Stock (in cash or additional shares of Senior Preferred Stock), (B) purchase, redeem, retire or otherwise acquire for value any Junior Stock of the Corporation or any Restricted Subsidiary of the Corporation held by Persons other than the Corporation or another Restricted Subsidiary of the Corporation (in either case, other than in exchange for its Junior Stock (other than Disqualified Stock)), or (C) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (A) through (C) being referred to as a "Restricted Payment"); if at the time the Corporation or such Restricted Subsidiary makes such Restricted Payment:

        (A) a Default or Event of Default has occurred and is continuing (or would result therefrom);

        (B) the Corporation is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under paragraph (k) (i) of this Article Fourth, Section D; or

        (C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (1) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (2) the aggregate net proceeds received by the Corporation from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Corporation or an employee stock ownership plan or similar trust); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $1 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing.

      The provisions of the foregoing paragraph shall not prohibit:

        (i) any purchase or redemption of Junior Stock of the Corporation made by exchange for, or out of the proceeds of the substantially concurrent sale of, Junior Stock of the Corporation (other than Disqualified Stock and other than Junior Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and
      (B) the Net Cash Proceeds from such sale shall be excluded from clause (C) (2) of the foregoing paragraph; or

        (ii) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    provided, however, that no Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

      For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Board of Directors) of the assets so utilized in making such Restricted Payment, provided further that (i) in the case of any Restricted Payment made with Capital Stock or Indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the Capital Stock or Indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment in an aggregate amount in excess of $1 million, a written opinion as to the fairness of the valuation thereof (as determined by the Corporation) for purposes of determining compliance with the "Limitation on Restricted Payments" covenant above shall be issued by an independent investment banking firm of national standing.

        (iii) Limitation on Affiliate Transactions. The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Corporation, other than a Wholly-Owned Subsidiary (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Corporation or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate;
      (ii) the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Corporation and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) the Corporation has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Corporation or such Restricted Subsidiary, as the case may be, from a financial point of view.

        The foregoing paragraph shall not apply to (i) any Restricted Payment permitted to be made pursuant to paragraph (k)(ii) of this Article Fourth, Section D, (ii) any issuance or securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Corporation, (iii) loans or advances to employees in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $500,000 at any time, (iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Corporation and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are, in the aggregate, immaterial to the Corporation and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Corporation or any of its Restricted Subsidiaries with its employees in the ordinary course of business and (viii) the issuance of Junior Stock of the Corporation (other than Disqualified Stock).

        (iv) Limitation on Preferred Stock of Restricted Subsidiaries. The Corporation will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (except Preferred Stock to the Corporation or a Restricted Subsidiary) or permit any person (other than the Corporation or a Restricted Subsidiary) to hold any such Preferred Stock unless the Corporation or Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under paragraph (k)(i) of this Article Fourth, Section D in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

        (v) SEC Reports. The Corporation will provide to the holders of the Senior Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is not required to file such reports with the Commission pursuant to the Exchange Act, the Corporation will nevertheless deliver such Exchange Act information to the holders of the Senior Preferred Stock within 15 days after it would have been required to file it with the Commission.

    (l) Definitions. As used in this Certificate of Amendment, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

    "Additional Dividends" has the meaning set forth in the Registration Rights Agreement.

    "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Affiliate Transaction" shall have the meaning ascribed to it in paragraph k(iii) of this Article Fourth, Section D.

    "Annualized Operating Cash Flow" on any date, means with respect to any Person the Operating Cash Flow for the Reference Period multiplied by four.

    "Annualized Operating Cash Flow Ratio" on any date (the "Transaction Date") means, with respect to any Person and its Subsidiaries, the ratio of
  (i) consolidated Indebtedness of such Person and its Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of such Indebtedness) divided by (ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all acquisitions or dispositions of businesses made by such Person and its Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such acquisition or disposition had occurred at the beginning of such Reference Period); provided, that for purposes of such computation, in calculating Annualized Operating Cash Flow and consolidated Indebtedness, (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the Incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness or to acquire businesses) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; and (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Preferred Stock, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of year from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Certificate of Amendment.

    "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

    "Capital Stock" of any Person means any and all shares, partnership or other equity interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

    "Certificate of Amendment" means this Certificate of Amendment creating the Senior Preferred Stock.

    "Change of Control" means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its Subsidiaries; or
  (ii) during any period of twelve consecutive months after the Issue Date, individuals who at the beginning of any such twelve-month period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board or whose nomination for election by any shareholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or (iii) the acquisition by any Person or group of related Persons (other than an Excluded Person or Excluded Group) for purposes of Section 13(d) of the Exchange Act, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Corporation or of any direct or indirect holding company thereof.

    "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Corporation and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense (i) interest expense attributable to Capitalized Lease Obligations leases, (ii) amortization of debt discount, (iii) capitalized interest,
  (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Corporation or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements, (viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Corporation) in connection with Indebtedness Incurred by such plan or trust and (ix) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Corporation held by Persons other than the Corporation or a Wholly-Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and (b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Corporation, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

    "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Corporations and its consolidated Subsidiaries determined after payment of dividends on the Preferred Stock in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net income: (i) any net income (loss) of any person acquired by the Corporation or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,
  (ii) any net income of any Restricted Subsidiary of the Corporation if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Corporation (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Corporation, (iii) any gain or loss realized upon the sale or other disposition of any assets of the Corporation or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Corporation or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate

  Investment of the Corporation or any of its Restricted Subsidiaries in such Person and (vii) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, Consolidated Net Income for any period shall be reduced by the aggregate amount of dividends paid during such period pursuant to clause (v) of paragraph (b) of paragraph (k)(ii) of this Article Fourth, Section D and for the purpose of paragraph (k)(ii) of this Article Fourth, Section D only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Corporation or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Corporation and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Corporation ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Corporation plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap, agreement or other similar agreement to which Person is a party or a beneficiary.

    "Default" means any event or condition that is, or after notice or passage of time of both would be, an Event of Default.

    "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part in paragraph (e) (ii) of this Article Fourth, Section D, or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for debt securities at any time prior to the final stated maturity of the Senior Preferred Stock.

    "Dividend Period" means the Initial Dividend Period and, thereafter, each quarterly dividend period.

    "Event of Default" means the occurrence or existence of any of the following events or circumstances:

      (a) the Corporation fails to redeem the Senior Preferred Stock on or before July 15, 2004 or fails to discharge any redemption obligation with respect to the Senior Preferred Stock;

      (b) the Company fails to make a Change of Control Offer if such offer is required by the provisions set forth under paragraph (g) (i) of this Article Fourth, Section D hereof or fails to purchase shares of Senior Preferred Stock from holders who elect to have such shares purchases pursuant to the Change of Control Offer;

      (c) a breach or violation of any of the provisions of paragraph (k) of this Article Fourth, Section D occurs and the breach or violation continues for 60 days or more after the Corporation receives notice thereof specifying the default from the holders of 25% of the shares of Senior Preferred Stock, Exchange Preferred Stock and Private Exchange Preferred Stock then outstanding; or

      (d) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity under any such Indebtedness is accelerated, in each case, after a 20 day period during which such default shall not have been cured or such acceleration rescinded.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Exchange Notice" shall have the meaning ascribed to it in paragraph (g) hereof.

    "Exchange Offer" means a registered offer to exchange any and all shares of the Senior Preferred Stock for a like number of shares (with a liquidation preference equal to that of the surrendered shares) of another series of the Corporation's senior exchangeable preferred stock that has terms identical in all material respects to the Senior Preferred Stock except that the Exchange Preferred Stock shall have been registered pursuant to an effective registration statement under the Securities Act and the certificates therefor shall contain no restrictive legends thereon.

    "Exchange Preferred Stock" means the series of the Corporation's senior exchangeable preferred stock publicly offered in exchange for the Senior Preferred Stock as contemplated by the Registration Rights Agreement and having terms identical in all material respects to the Senior Preferred Stock.

    "Excluded Group" means a "group" (as such term is used in Section 13(d) of the Exchange Act) that includes one or more Excluded Persons; provided, that the voting power of the Capital Stock of the Corporation "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange
  Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the Capital Stock "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

    "Excluded Person" means members of the Price family who owned Capital Stock of the Corporation on the Issue Date and any Affiliate of any of the foregoing that is wholly-owned by any of the foregoing.

    "Existing Indebtedness" means Indebtedness of the Corporation and its Subsidiaries in existence and outstanding on the Issue Date.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" used as a verb has a corresponding meaning.

    "Holder" means a holder of shares of Senior Preferred Stock, Exchange Preferred Stock or Private Exchange Preferred Stock, as the context requires, as reflected in the stock books of the Corporation.

    "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables incurred in the ordinary course of business, other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested by the Corporation in good faith and for which appropriate reserves have been established), (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock other than the Senior Preferred Stock or, with respect to any Restricted Subsidiary of the Corporation, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the stated maturity of such Preferred Stock (but excluding, in each case, accrued dividends) and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

    "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Regular Dividend Payment Date to occur thereafter.

    "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of paragraph (k) (2) of this Article Fourth, Section D, (i) "Investment" shall include the portion (proportionate to the Corporation's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Corporation at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Corporation shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Corporation's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Corporation's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an officers' certificate.

    "Issue Date" means the date on which the Preferred Stock are originally issued.

    "Junior Stock" shall have the meaning ascribed to it in paragraph (b) of this Article Fourth, Section D.

    "Lien" means any security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

    "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (a) of this Article Fourth, Section D.

    "NatWest" means NatWest Capital Markets Limited and its Affiliates.

    "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

    "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Corporation nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or
  (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Corporation or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "Operating Cash Flow" of any Person means (a) with respect to any period, the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its consolidated Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its consolidated Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each cash, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, less (c) the amount of all cash payments made during such period by such Person and its Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

    "Permitted Business" means any communications or media business including any which is the same as or related, ancillary or complementary to any of the businesses of the Corporation and its Restricted Subsidiaries on the Issue Date.

    "Permitted Investment" means an Investment by the Corporation or any of its Restricted Subsidiaries in: (i) a Wholly-Owned Subsidiary of the Corporation; provided, however, that the primary business of such Wholly-Owned Subsidiary is a Permitted Business; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Corporation or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Corporation or a Wholly-Owned Subsidiary of the Corporation; provided, however, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investment; (iv) receivables owing to the Corporation or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practices of the Corporation or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Corporation or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (viii) prepayments and other credits to supplies made in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and
  (ix) a Person engaged in a Permitted Business or a loan or advance to a Restricted Subsidiary the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by the Corporation of Indebtedness of any Person in which such Investment has been made provided, however, that no Permitted Investments may be made pursuant to this clause (ix) if (A) at the time the Corporation or such Restricted Subsidiary makes such Investment the Corporation is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under paragraph (k)(i) of this Article Fourth, Section D or (B) such Investment would not be permitted by paragraph (k)(iii) of this Article Fourth, Section D.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

    "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however, designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Private Exchange Preferred Stock" means a series of the Corporation's senior exchangeable preferred stock contemplated by the Registration Rights Agreement issued under the same certificate of designation as the Exchange Preferred Stock and having terms identical in all material respects to the Senior Preferred Stock.

    "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

    "Redemption Date", with respect to any shares of Senior Preferred Stock, means the date on which such shares of Senior Preferred Stock are redeemed by the Corporation.

    "Redemption Notice" shall have the meaning ascribed to it in paragraph
  (e) of this Article Fourth, Section D.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Existing Indebtedness or Incurred in compliance with the terms of paragraph (k) (i) (including Indebtedness of the Corporation that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and reasonable fees and expenses therewith) provided, further, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Corporation.

    "Reference Period" with regard to any Person means the last full fiscal quarter of such Person for which financial information (which the Company shall use its best efforts to compile in a timely manner) in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Senior Preferred Stock.

    "Registration Rights Agreement" means the Preferred Stock Registration Rights Agreement dated as of the Issue Date among the Corporation and NatWest Capital Markets Limited.

    "Regular Dividend Payment Date" means January 15, April 15, July 15 and October 15 of each year.

    "Regular Dividend Record Date" means January 1, April 1, July 1 and October 1 of each year.

    "Restricted Subsidiary" means any Subsidiary of the Corporation other than an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Corporation or a Restricted Subsidiary transfers such property to a Person and the Corporation or a Subsidiary leases it from such Person.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Started Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal or face amount of such security is due and payable, including pursuant to any mandatory redemption provisions.

    "Subsidiary" of any Person incorporated in the United States means any corporation, association, partnership or other business entity organized in the United States of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
  (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Corporation.

    "Subsidiary Guarantees" means the Guarantee of the Notes by a Guarantor.

    "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by the bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Corporation) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc., and (vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Corporation that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Corporation (including any newly acquired or newly formed Subsidiary of the Corporation) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Corporation or any

  Restricted Subsidiary of the Corporation that is not a Subsidiary of the Subsidiary to be so designated; provided, however, each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Corporation or any of its Restricted Subsidiaries and either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Corporation could Incur $1.00 of additional Indebtedness under clause (a) of "Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing.

    "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Corporation, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Corporation or another Wholly-Owned Subsidiary.

  The manner in which the foregoing amendment of the Certificate of Incorporation was authorized is as follows: The Board of Directors of the Corporation authorized the amendment under the authority vested in said Board under the provisions of the Certificate of Incorporation and of Section 502 of the Business Corporation Law.

                                     FIFTH

  The duration of the Corporation is to be perpetual.

                                     SIXTH

  The Secretary of the State of New York is hereby designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

     c/o Proskauer Rose LLP
            1585 Broadway
            New York, New York 10036
            Attention: Peter G. Samuels

                                    SEVENTH

                                      A.

  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 719 of the Business Corporation Law, or (iv) for any transaction from which the director personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                                      B.

  (1) Right of Indemnification. Each officer or director of the Corporation and the legal representatives thereof who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this paragraph (B), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (B) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Business Corporation Law requires that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding may be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise, then such advancement of expenses shall be subject to the receipt of such undertaking.

  (2) Right of Claimant to Bring Suit. If a claim under subparagraph (B)(1) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or shareholders) that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (B) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise. The Board of Directors may, in its discretion, extend the indemnification provided by this paragraph
(B) to other employees or agents of the Corporation.

  (4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

                                    EIGHTH

  A special meeting of the shareholders may be called only by (i) the Board of Directors or (ii) upon the written request of the holders of a majority of the outstanding shares of Common Stock.

                                     NINTH

  The number of directors constituting the entire Board of Directors of the Corporation shall be not less than five (5) and not more than ten (10), with the actual number of Directors being set from time to time by resolution of the Board. Election of directors need not be by ballot unless the By-laws so provide. Each director shall hold office until the next annual meeting of shareholders and the election and qualification of his or her successor. Directors may be removed by vote of the shareholders for cause; provided, however, that during the period from the Effective Date through the third anniversary of the Effective Time (hereinafter referred to as the "Restricted Period"), any such removal shall require the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

  Unless a greater vote requirement in any matter is provided in the By-laws, the affirmative vote of a majority of the directors present and acting at a duly constituted meeting at which a majority of each member of the entire Board of Directors is present and acting is sufficient for all action of the Board of Directors, except that the affirmative vote of each member of the entire Board of Directors shall be required for the taking of any action inconsistent with the Corporation's Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, Case No. 91 B 13937 (BRL), United States Bankruptcy Court for the Southern District of New York. Except upon the affirmative vote of at least seven directors (or, at any time that there are fewer than ten members serving on the Board of Directors, the minimum number of directors constituting at least two-thirds of all directors then in office) no investment or series of investments by the Corporation in the following securities shall be made during the Restricted Period:

    (a) common stock;

    (b) debt securities rated lower than "A" or "Prime-2" from Moody's Investors Services, Inc. or lower than "A" or "A-2" from Standard & Poor's Corporation;

    (c) securities for which the purchase price is provided, in whole or in part, by margin loan from a broker-dealer;

    (d) any other securities where the cash or other consideration for the investment or series of investments has a fair value at the time of such investment or series of investments in excess of $250,000.

  As used in this Article NINTH, the term "investment" means the purchase by the Corporation of equity or debt securities issued by any corporation, limited partnership or other similar entity, excluding the Corporation or subsidiaries thereof, for portfolio investment purposes; provided that "investment" shall not include or be construed to include (i) the purchase by the Corporation of any certificate of deposit, money market deposit account, or like instrument issued by a commercial banking institution with combined capital and surplus of at least $50 million; (ii) the purchase by the Corporation of any security or evidence of indebtedness issued by the United States or any State thereof, or by any instrumentality or agency of the United States or any State thereof, or of any other security or evidence of indebtedness subject to the full faith and credit of any of such entities;
(iii) the receipt by the Corporation of any equity or debt securities in connection with the acquisition by a person or entity or any stock or assets of the Corporation or any subsidiary of the Corporation or the financing of such acquisition; (iv) the extension of trade credit by the Corporation in accordance with its normal practices; or (v) the purchase by the Corporation of any equity or voting securities in an entity in which the Corporation has or is

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

seeking (A) ownership of 20% or more of any class of equity securities or voting power and/or (B) the right to designate a member of the board of directors or other governing body.

                                     TENTH

  The Board of Directors may from time to time make, amend, supplement or repeal the By-laws; provided, however, that the shareholders may change or repeal any By-law adopted by the Board of Directors; and provided further, that no amendment or supplement adopted by the Board of Directors shall vary or conflict with any amendment or supplement to the By-laws adopted by the shareholders.

                                   ELEVENTH

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

  Any Amendment to Articles EIGHTH or NINTH of this Restated Certificate of Incorporation or this Article ELEVENTH during the Restricted Period shall require the affirmative vote of the holders of at least 80% or more of the outstanding shares of Common Stock.

                                    TWELFTH

  Notwithstanding any other provision contained herein, the Corporation, as successor to the Debtor(s) under the Plan of Reorganization Under Chapter 11 for Price Communications Corporation (the "Plan") shall not issue nonvoting equity securities (which term shall not include any warrant to purchase shares of Common Stock) in connection with the Plan and shall comply, to the extent required by Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended.

  5. This Restated Certificate of Incorporation and amendments effected hereby were authorized by the undersigned, who have been designated by order of the United States Bankruptcy Court for the Southern District of New York to act on behalf of the Corporation, without action of its shareholders or Board, in order to put into effect and carry out the Corporation's reorganization plan and decree and orders of the said Bankruptcy Court relative thereto in the case entitled In re Price Communications Corporation, Debtor (Case No. 91 B 13937 (BRL), under Chapter 11 of Title 11 of the United States Code, as provided in Section 808(a) of the Business Corporation Law. The undersigned certify that such plan of reorganization, confirmed by order of such Bankruptcy Court on October 27, 1992, contains provision for this Restated Certificate of Incorporation, and that such plan has been confirmed as provided in Chapter 11, Title 11 of the United States Code. The undersigned also certify that this restated Certificate of Incorporation shall be delivered to the New York Department of State.

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